Exhibit 99.1

CROSS COUNTRY HEALTHCARE REPLACES SENIOR CREDIT FACILITY

BOCA RATON, Fla. – June 22, 2016 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) today announced it has completed a new $140 million Credit Agreement with a lender group led by SunTrust Bank, as administrative agent and issuing bank. The Credit Agreement provides a $40 million term loan and a revolving credit facility of up to $100 million (together the “Facilities”), both of which mature in five years.

The term loan will initially bear interest at One Month LIBOR plus 225 basis points, and amounts to be drawn on the revolving line of credit will initially bear interest at One Month LIBOR plus 225 basis points.

The Facilities replace both the Company’s asset-based revolving credit facility and its subordinated term loan. Proceeds from the $40 million term loan were used primarily to refinance existing indebtedness under the asset-based revolving credit facility and the subordinated term loan, including prepayment fees and interest, as well as fees and expenses incurred. The revolving credit facility will be used to provide additional liquidity for ongoing working capital, fund permitted acquisitions and other general corporate purposes of the Company and its subsidiaries.

“This marks another milestone in our goal to deliver superior financial performance and drive shareholder value.” William J Burns, Chief Financial Officer said. “Our new Credit Agreement significantly lowers our overall borrowing costs and expands our liquidity, allowing us to continue to grow our business and make strategic investments. We believe Cross Country’s improved financial performance, a positive outlook on our industry and a stable financing market all contributed to our ability to successfully complete this new financing.”

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare, headquartered in Boca Raton, Florida, is a national leader in providing leading-edge healthcare workforce solutions. Our solutions are geared towards assisting our clients solve labor-related issues while maintaining high quality outcomes. With more than 30 years of experience, we are dedicated to placing highly qualified nurses and physicians as well as allied health, advanced practice, and case management professionals. We also provide both retained and contingent placement services for physicians, as well as retained search services for healthcare executives. We have more than 9,500 active contracts with a broad range of clients in both clinical and nonclinical settings, including acute care hospitals, physician practice groups, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of more than 70 branch office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling and consultative services.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

FORWARD LOOKING STATEMENT
In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are subject to the "safe harbor" created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", "suggests", "appears", "seeks", "will", and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and our other Securities and Exchange Commission filings made prior to the date hereof.
Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to "we", "us", "our", or "Cross Country" in this press release mean Cross Country Healthcare, Inc. and its subsidiaries.

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For further information, please contact:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com